Exhibit 10.2

Description of Changes to Non-Employee Director Compensation and Stock Ownership Guidelines

On November 3, 2008, the Board of Directors approved changes in the non-employee Directors Compensation effective May 1, 2009. The change gives a Director an option to receive the annual deferred share grant of $80,000, with a limit of 15,000 shares, in cash in lieu of shares. Share grants vest immediately, but distribution of shares may be deferred by the Director.

Before being allowed to make an election to receive cash, Directors would be required to hold 4x their current annual retainer ($25,000) or $100,000 in TWE stock. To be considered as held by the Director, shares would have to be either directly held or vested deferred shares.

Once the guideline was met, a board member could elect to receive any percentage of the annual $80,000 equity grant as cash. The 15,000 share limit would be eliminated. These changes are intended to keep the directors’ compensation competitive. Total compensation and other elements of the directors’ compensation remain unchanged.